Exhibit 99

Hamden, CT, August 18, 2005 – Host America Corporation (NASDAQ-CAFE) Host America Corporation announced today that its board of directors has approved the formation of a special committee of independent directors to investigate the matters concerning the Company’s press release of July 12, 2005.  The committee has hired the law firm of Baker Botts LLP to assist and provide guidance in the investigation of the facts and circumstances surrounding the press release that is the subject of a NASDAQ delisting proceeding, which was announced in a press release and a Form 8-K filing on August 5, 2005, and the Securities and Exchange Commission’s (the “SEC”) Formal Order of Investigation, which was announced in a Form 8-K filed with the SEC on July 25, 2005. The special committee will report its findings and recommendations to the full board.

The Company also announced today that it has appealed the determination of the Staff of The NASDAQ Stock Market to delist the Company’s securities from The NASDAQ SmallCap Market based on concerns associated with the July 12, 2005 press release.  A hearing before a NASDAQ Listing Qualifications Panel has been scheduled for September 1, 2005.

In response to certain facts and circumstances surrounding the July 12, 2005 press release, a trading halt in the Company’s securities was initiated by the SEC on July 22, 2005.  The Company understands that the SEC’s trading halt has expired; however, the trading halt remains in effect based on the fact that The NASDAQ Stock Market has requested additional information from the Company.  The Company does not expect that the trading halt will be lifted on NASDAQ prior to the issuance of a written decision by the NASDAQ Listing Qualifications Panel, which is expected to occur following the hearing.  There can be no assurance that the Panel will grant the Company’s request for continued listing or that trading will resume on NASDAQ.

The Company has retained the services of Donohoe Advisory Associates LLC of Rockville, MD to assist with its presentation to the NASDAQ Listing Qualifications Panel at the upcoming hearing. Donohoe Advisory is led by David A. Donohoe, Jr., the former Chief Counsel for the NASDAQ Listing Qualifications Hearings Department. More information relating to Donohoe Advisory is available at www.donohoeadvisory.com.

The Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 524 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation reform Act of 1995: The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include the expected revenues and sales of products and revenues related to this announcement. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the Company's entry into a new commercial food and energy markets that require the company to develop demand for its products, its ability to access the capital markets and other risks described in the Company's Securities and Exchange Commission fillings.

Jim Blackman, PR Financial Marketing, L.L.C. (713) 256-0369 or Mark Miller, East West Network Group (770) 436 - 7429